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                                                       EXECUTION COPY


                    FOUNDER/EMPLOYEE STOCK PURCHASE AGREEMENT


     THIS AGREEMENT is made as of the 10th day of October 1996, by and between ACUTE THERAPEUTICS, INC., a Delaware corporation (the "Company"), and Sage Partners ("Founder").

     WHEREAS, the Founder and several other persons and entities (collectively, the "Founders") desire to purchase shares of Common Stock of the Company, par value $0.001 per share, (the "Common Stock") at a price of $0.01 per share;
and

     WHEREAS, each Founder has agreed to enter into an agreement substantially similar to this Agreement (collectively, the "Founder/Employee Purchase Agreements");

     NOW THEREFORE, IT IS HEREBY AGREED:

     1. Purchase of Shares. Subject to the terms hereof, the Company hereby sells to Founder and Founder hereby purchases from the Company 15,000 shares of the Common Stock (the "Shares") at a price of $0.01 per share ("Purchase Price"). Following the purchase of Common Stock by the Founder and all other Founders, the initial outstanding Shares of the Company shall be held in accordance with Schedule I attached hereto.

     2. Payment of Purchase Price. The Founder has paid the Purchase Price by delivering to the Company at the time of execution of this Agreement a check for $150.

     3. Issuance of Shares. Upon receipt by the Company of the Purchase Price, the Company shall issue a duly executed certificate evidencing the Shares in the name of Founder.

     4. "Market Stand-Off" Agreement. Founder hereby agrees that, during the period specified by the Company and the underwriter or underwriters of common stock (or other securities) of the Company, following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended (the "Act"), Founder shall not, to the extent requested by the Company and such underwriter, but in any case for a period not to exceed 180 days, directly or indirectly, sell, offer or contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company at any time during such period except common stock included in such registration, provided, however, that
(a) such agreement shall be applicable only to the first such registration statement of the Company which covers common stock (or other securities) to be

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sold on its behalf to the public in an underwritten offering and (b) all other shareholders of the Company holding securities of the Company enter into similar agreements.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities held by Founder until the end of such period.

     5. Representations and Warranties of Founder.

          a. Investment Intent. This Agreement is made with Founder in reliance upon his or her representation to the Company, which by his or her acceptance hereof he or she confirms, that the Shares have been acquired with his or her own funds for investment for an indefinite period for his or her own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that he or she has no present intention of selling, granting participation in, or otherwise distributing the same.
By executing this Agreement, Founder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations, to such person or to any third person, with respect to any of the Shares.

           b. Restricted Securities. Founder understands that the Shares have not been registered under the Act, on the ground that the sale provided for in this Agreement is exempt from the registration requirements of the Act, and that the Company's reliance on such exemption is predicated on his or her representations set forth herein.

     Founder understands that if the Company does not register with the Securities and Exchange Commission pursuant to sections 12 or 15 of the Securities Exchange Act of 1934 or if a registration statement covering the Shares (or a filing pursuant to the exemption from registration under Regulation A of the Act) under the Act is not in effect when he or she desires to sell the Shares, he or she may be required to hold the Shares for an indeterminate period. The Founder also acknowledges that he or she understands that any sale of the Securities that might be made by him or her in reliance upon Rule 144 under the Act may be made only in limited amounts in accordance with the terms and conditions of that rule and that he or she may not be able to sell the Shares at the time or in the amount he or she so desires. Founder is familiar with Rule 144 and understands that the Shares constitute "restricted securities" within the meaning of that Rule.

           c. Investment Experience. In connection with the investment representations made herein Founder represents that he or she is able to fend for himself or herself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or her investment, has the ability to bear the economic risks of his or her investment and has been furnished with and has had access to such information as he or she has requested and deems appropriate to his or her investment decision.

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           d. Limitations on Disposition. Founder agrees that in no event will he or she make a disposition of any of the Shares, unless and until (a) he or she shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (b) he or she shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that (i) such disposition will not require registration of such Shares under the Act, or (ii) that appropriate action necessary for compliance with the Act has been taken, or (c) the Company shall have waived, expressly and in writing, its rights under clauses (a) and (b) of this subparagraph. In addition, prior to any disposition of any of the Shares, the Company may require the transferee or assignee to provide in writing investment representations and its agreement to the market stand-off provisions hereof in a form acceptable to the Company.

     The Company shall not be required (i) to transfer on its books any Shares of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred. Founder shall, during the term of this Agreement, exercise all rights and privileges of a shareholder of the Company with respect to the Shares after the issuance, and prior to the repurchase, thereof. The restrictions on disposition imposed by this Section 7(d) shall cease and terminate as to the Shares when: (i) such securities shall have been effectively registered under the Act and sold by the holder thereof in accordance with such registration, or (ii) an opinion of the kind described in the second preceding sentence states that all future transfers of such securities by the holder thereof would be exempt from registration under the 1933 Act.

     This paragraph d. is in addition to any restrictions imposed on the Escrowed Shares under this Agreement and the Escrow Agreement.

          e. Legends. All certificates representing any Shares of the Company subject to the provisions of this Agreement shall have endorsed thereon the following legends (except that such certificates shall not be required to bear such legend after a transfer thereof if the transfer was made in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is issued and provides that such legend is not required in order to establish compliance with any provisions of the 1933 Act):

                (i) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN EMPLOYEE STOCK PURCHASE AGREEMENT WHICH INCLUDE RESTRICTIONS RELATING TO A MARKET STAND-OFF AGREEMENT ON THE
SALE OF THE SECURITIES. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

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                  (ii)  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE,
AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, OR PURSUANT TO RULE 144 UNDER THE
ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT."

                  (iii) Any legend required to be placed thereon by applicable state laws.

     6.  Miscellaneous.

           a. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

           b. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at his or her address hereinafter shown below his or her signature or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

           c. Governing Law, Assignment and Enforcement. This Agreement is governed by the internal law of New York and shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Founder, his or her heirs, executors, administrators, guardians, successors and assigns. The prevailing party in any action to enforce this Agreement shall be entitled to attorneys' fees and costs. The parties agree that damages are not an adequate remedy for Founder's breach hereof and the Company shall accordingly be entitled to specific performance of this Agreement.

           d. Amendments and Waivers. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral. This Agreement may only be amended with the written consent of the parties hereto, or their successors or assigns, and no oral waiver or amendment shall be effective under any circumstances whatsoever.

           e. Cooperation. Founder agrees to cooperate affirmatively with the Company, to the extent reasonably requested by the Company, to enforce rights and obligations pursuant to this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  ACUTE THERAPEUTICS, INC.

                                  By: /s/ Robert J. Capetola, Ph.D.
                                      Robert J. Capetola, Ph.D.
                                      President


                            Address:  6097 Hidden Valley Drive
                                      Doylestown, PA 18901


                                  Founder:

                                  (Signature appears here)

                                  Sage Partners

                            Address:  The Sage Group Inc.
                                      245 Route 22 West
                                      Suite 304
                                      Bridgewater, N.J. 08807